FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2016

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)
633 17th Street, Suite 1700-A Denver, CO 80202
(Address of Principal Executive Offices)

(720) 449-7478
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 30, 2016 Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration Operating, Inc. (the “Company”) entered into a purchase and sale agreement with Total Belief Limited (“TBL”), a British Virgin Islands limited liability company with its principal office at Room 1402, 14/F, New World Tower I, 16-18 Queen’s Road Central, Hong Kong and a direct wholly-owned subsidiary of New Times Energy Corporation Limited (“NTE”), a Bermuda limited liability company whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited. Under its agreement with TBL the Company purchased membership interests in the companies listed below, constituting all of the ownership interest and claims that TBL has or may have in these companies, as defined below.

This purchase provides the Company with an entry point into the Uinta Basin in Utah and a basis from which to seek other bolt-on acquisition opportunities in the Rockies. The transaction delivers to the Company a licensed and bonded operator in Utah with bonds in place with the Bureau of Land Management, the state of Utah and the Bureau of Indian Affairs. Through the acquisition, the Company has also obtained six shut-in wells in the Natural Buttes Field, Utah, that it plans to workover and produce to re-establish production and generate cash flows. Additionally, the transaction provides the Company with the rights to an agreement to acquire up to 6,000+ acres and up to 16 shut-in oil and gas wells with proved and proved undeveloped reserves on Tribal lands in the Uinta Basin.  These properties provide in-field drilling potential, the ability to bring online shut-in wells and behind pipe development.

Based on the closing of its agreement with TBL the Company acquired:

•	Clear Elite Holdings Limited (“CEH”), a British Virgin Islands limited liability company, which is the owner of 100% of the membership interests of Golden Giants Limited, a British Virgin Islands limited liability company (“GGL”), which owns:

o	100% of the membership interests of NTE-Utah, LLC, a Delaware limited liability company (“NTE-Utah”), which in turn owns 100% of the membership interests of Tiger Energy Operating, LLC (“TEO”), a Nevada limited liability company, which in turn owns 100% of the membership interests of Tiger Energy Mineral Leasing, LLC (“TEML”), a Nevada limited liability company, with owned oil and gas leases, wells, related oil and gas bonds, and oil and gas lease rights and options, found in approximately 280 acres in Uintah County, Utah, and cash assets held by the entities; and

o	750 units of membership interests (representing 75% total equity ownership) of Tiger Energy Partners International, LLC (“TEPI”), a Nevada limited liability company with owned assets including:
•	All rights and interests pertaining to the Global Settlement Agreement (“GSA”) for the Uintah and Ouray Reservation between Mountain Oil & Gas, Inc. and certain entities affiliated with it and the Ute Indian Tribe of the Uintah and Ouray Reservation, dated December 22, 2014;
•	All rights and interests acquired in the Purchase and Sale Agreements between TEPI and Mountain Oil & Gas, Inc. dated April 16, 2012 and December 18, 2012;
•	All cash held in an attorney trust account earmarked for payments to certain vendors and other creditors;
•	$240,000 cash held in escrow for State of Utah Department of Natural Resources Division of Oil, Gas and Mining (DOGM); and
•	Cash balances in all company bank accounts.
•	Prominent Sino Holdings Limited (“PSH”) and Value Train Investments Limited (“VTI”), each a British Virgin Islands limited liability company, and each a direct wholly-owned subsidiary of TBL, and that together own 55.63% of the shares of Grey Hawk Exploration, Inc. (“Grey Hawk”), a British Columbia, Canada company, constituting ownership of 13,166,667 Grey Hawk common shares. Grey Hawk owns a non-operated working interest in two producing wells in the southern portion of the Natural Buttes Field.

The purchase price for these assets and ownership interests was $10,750,000, payable as follows:

•	A cash payment of $75,000 in connection with closing;
•	Additional cash payment of $675,000 payable within 10 business days following execution of the agreement;
•	2,083,334 shares of restricted common stock of the Company valued by the parties at $4,000,000, or at price per share of $1.92; and
•	A promissory note delivered at closing in the principal amount of $6,000,000 that:
o	has a term of 18 months from the Closing Date;
o	accrues no interest during its term; and
o	requires the entire principal amount to be due and payable upon maturity.

The Company acquired these assets of TBL and those of its subsidiaries subject to their respective debt obligations, other than for a promissory note, dated July 28, 2016, originally issued by GGL to a third party, in the original principal amount of $3,422,353. Upon delivery of the $6,000,000 note to TBL, the third party and TBL agreed that the $3,422,353 note has been satisfied in full and wholly discharged as to GGL.

Concurrently with the foregoing the Company also acquired the remaining 25% ownership interests in TEPI from Green Stone Capital Partners Limited, a Cayman Islands limited liability company, in exchange for assumption of Greenstone’s proportionate share of TEPI obligations and liabilities. Kevin Sylla, who beneficially owns approximately 53% of Wilshire Energy Partners LLC, a principal stockholder of the Company, has acted as a manager of TEPI and of TEO and introduced the Company to TBL.

The foregoing is qualified in its entirety by reference to the agreements filed as exhibits herein which are incorporated by reference.

Item 8.01    Other Items

On January 5, 2017, the Company issued a press release entitled “Foothills Exploration, Inc. Announces Acquisition of Uinta Basin Properties with Proved and Proved Undeveloped Reserves”. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement between Total Belief Limited as Seller and Foothills Exploration Operating, Inc. as Buyer
10.2	Form of Promissory Note issued to Total Belief Limited by registrant
10.3	Form of Note Transfer and Assumption Agreement
10.4	Purchase and Sale Agreement between Green Stone Capital Partners Limited as Seller and Foothills Exploration Operating, Inc. as Buyer
99.1	Press Release issued by the registrant on January 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017

FOOTHILLS EXPLORATION, INC.

/s/ B. P. Allaire
By: B. P. Allaire
Chief Executive Officer